As filed with the Securities and Exchange Commission on December 27, 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DORAL FINANCIAL CORPORATION
(Exact Name of registrant as specified in its Charter)

(787) 474-6700
(Registrant’s telephone number, including area code)

PUERTO RICO	66-0312162
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

1451 FRANKLIN D. ROOSEVELT AVENUE
SAN JUAN, PUERTO RICO	00920-2717
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $1.00 per share	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered

Common Stock

     As of the date of this registration statement, Doral Financial Corporation (the “Company”) was authorized to issue 200,000,000 shares of common stock, $1.00 par value, and 10,000,000 shares of serial preferred stock, $1.00 par value. As of December 9, 2002, the Company had outstanding 71,844,848 shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by the Company’s stockholders. All directors are elected annually at the annual meeting of shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in any dividends that may be declared by the board of directors on the common stock, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

     Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

     As noted above, the rights of the holders of the common stock may be limited or qualified by the rights of the Company’s preferred stock. Under Doral Financial’s restated certificate of incorporation, the board of directors of Doral Financial is authorized to issue shares up to 10,000,000 shares of preferred stock $1.00 par value per share, in one or more series (the “serial preferred stock”), and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitation or restrictions of such series, except as otherwise stated in the restated certificate of incorporation.

     The rights of holders of the common stock registered hereby may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Doral Financial and its subsidiaries pursuant to benefit plans or otherwise. Shares of serial preferred stock issued by Doral Financial may have the effect of rendering more difficult or discouraging an acquisition of Doral Financial deemed undesirable by the board of directors of Doral Financial.

     As of the date of this Registration Statement, Doral Financial had outstanding three series of serial preferred stock that are described below.

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	Number of	Annual	Liquidation			General
	Shares	Dividend	Preference	Date First	Conversion	Voting
Title of Series	Outstanding	Rate(1)	Per Share(2)	Redeemable(3)	or Exchange Rights	Rights(4)

7% Monthly Income	1,495,000	7%	$50	February 28, 2004	None	No
Preferred Stock

8.35% Monthly Income	2,000,000	8.35%	$25	September 30, 2005	None	No
Preferred Stock

7.25% Monthly Income Preferred Stock	4,100,000	7.25%	$25	May 31, 2007	None	No

(1) Based on a percentage of the applicable liquidation preference per share.
(2) See “Liquidation Rights” below for additional information.
(3) See “Redemption” below for additional information.
(4) See “Voting Rights” below for additional information.

     Dividend Rights and Limitations. The holders of the shares of 7% Monthly Income Preferred Stock, the 8.35% Monthly Income Preferred Stock and the 7.25% Monthly Income Preferred Stock are entitled to receive non-cumulative cash dividends when, as and if declared by the Board of Directors, at their respective annual dividend rates payable monthly. The holders of such preferred stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of the common stock and to any other class of capital stock ranking junior to such series with respect to the payment of dividends.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of Doral Financial, whether voluntary or involuntary, the holders of the 7% Monthly Income Preferred Stock, the 8.35% Monthly Income Preferred Stock and the 7.25% Monthly Income Preferred Stock are entitled to receive out of the assets of Doral Financial an amount in cash equal to their liquidation preference per share plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of the distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities of Doral Financial ranking junior to such series of Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of Doral Financial may be made to the holders of the shares of any class or series of stock ranking on a parity with such series of Preferred Stock as to the distribution of assets upon liquidation, unless the holders of such series of Preferred Stock receive like amounts ratably in accordance with the full distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

     After the payment to the holders of the 7% Monthly Income Preferred Stock, the 8.35% Monthly Income Preferred Stock and the 7.25% Monthly Income Preferred Stock of the full preferential amounts provided for above, the holders of such shares will have no right or claim to any of the remaining assets of Doral Financial.

     Redemption. The 7% Monthly Income Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve Board, on or after February 28, 2004 and prior to February 27, 2005, at a price of $51 per share and after this period at redemption prices declining to a price of $50 per share on or after February 28, 2006.

     The 8.35% Monthly Income Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve Board, commencing on or after September 30, 2005, and prior to September 30, 2006 at a price of $25.50 per share and after this period at redemption prices declining to $25 per share on or after September 30, 2007.

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     The 7.25% Monthly Income Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve Board, commencing on or after May 31, 2007 at a price of $25.50 per share and after this period at redemption prices declining to $25 per share on or after May 31, 2009.

     There is no mandatory redemption or sinking fund obligation with respect to any of the three outstanding series of Preferred Stock.

     Voting Rights. The holders of shares of 7% Monthly Income Preferred Stock, the 8.35% Monthly Income Preferred Stock and the 7.25% Monthly Income Preferred Stock are not entitled to any voting rights except (1) if Doral Financial does not pay dividends in full on such series for 18 consecutive monthly dividend periods, (2) as required by law or (3) in connection with any changes of the terms or rights of the Preferred Stock.

Item 2. Exhibits

3.1	Second Restated Certificate of Incorporation of Doral Financial Corporation, (Incorporated herein by reference to Exhibit Number 3.1(c) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.2	Certificate of Designation creating the 7% Noncumulative Monthly Income Preferred Stock, Series A (Incorporated herein by reference to Exhibit Number 3.4 of the Company’s Registration Statement on Form 8-A filed with the Commission on February 17, 1999).

3.3	Certificate of Designation creating the 8.35% Noncumulative Monthly Income Preferred Stock, Series B (Incorporated herein by reference to Exhibit Number 3.3 of the Company’s Registration Statement on Form 8-A filed with the Commission on August 29, 2001).

3.4	Certificate of Designation designating the terms of the Company’s 7.25% Noncumulative Monthly Income Preferred Stock, Series C (Incorporated herein by reference to the Company’s Registration Statement on Form 8-A filed with the Commission on May 29, 2002).

3.5	By-laws, as amended as of December 2, 2002.*

4.1	Form of Common Stock Certificate (Incorporated herein by reference to Exhibit Number 4.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

     •     Filed herewith.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

DORAL FINANCIAL CORPORATION

Date: December 26, 2002	By:	/s/ Salomón Levis
Salomón Levis Chairman of the Board of Directors and Chief Executive Officer

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